EXHIBIT 10.45

CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. ASTERISKS DENOTE OMISSIONS.

DISTRIBUTION AGREEMENT

THIS DISTRIBUTION AGREEMENT (this “Agreement”) is made as of February 26, 2004 (the “Effective Date”), between ACCESS BUSINESS GROUP INTERNATIONAL LLC (“Access”), a Michigan limited liability company with its principal place of business at 7575 East Fulton Road, Ada, Michigan 49355, United States; and INTERLEUKIN GENETICS INC. (“Seller”) a Delaware corporation with its principal place of business at 135 Beaver Street, Waltham, Massachusetts 02452.

WHEREAS, Access and Seller have entered into an Exclusive License Agreement dated as of March 5, 2003 (the “License Agreement”) pursuant to which Seller has licensed certain technology to Access for use within certain fields including, without limitation the Nutrigenomics Field (as defined in the License Agreement);

WHEREAS, the parties wish to enter into this agreement to describe the terms pursuant to which Seller will provide Genetic Tests (as defined below) to Access for resale to third parties; and

WHEREAS, Quixtar Inc. (“Quixtar”), an affiliate of Access, shall sell Genetic Test Kits (as defined below) to its Independent Business Owners (“IBOs”).

The parties agree as follows:

1.                                       Purchase.  Subject to the terms of this Agreement, during the Term (as defined below), Access shall purchase from Seller, and Seller shall provide to Access, *** Genetic Tests.  Such purchases shall be made at any time during the period commencing on the Effective Date and continuing until the first anniversary of the date on which Seller first obtains the Required Certifications (the “Term”).  Except as otherwise provided in this Agreement, such purchases shall be made via purchase orders under Access’ standard terms and conditions of purchase, a copy of which is attached hereto as Exhibit A.  If there is any conflict between such terms and conditions and of this Agreement, then the terms of this Agreement shall prevail.  As used in this Agreement, (a) a “Genetic Test” means a genomic test used to determine appropriate recipients of a Nutrigenomics Consumable (as such term is defined in the License Agreement) which shall include a report prepared by Seller in accordance with CLIA requirements (a “Report”) a sample copy of which is attached hereto as Exhibit B and (b) a “Genetic Test Kit” means the product to be provided by Quixtar to IBOs that is used for the collection of genetic materials from end-users.  During the Term of this Agreement, Access will provide Seller with a rolling non-binding forecast of projected purchases of Genetic Tests for each ensuing 12-month period, which forecast shall be updated each month during the Term of this Agreement. In connection therewith (a) Access shall use reasonable efforts to distribute its purchase of Genetic Tests from Seller as evenly as possible over the Term and (b) Seller shall not be obligated to provide more Genetic Tests in any single calendar month than it can reasonably perform, provided, however, that Seller agrees that it has the capacity to provide  *** Genetic Tests per month.

2.                                       Conditions to Purchase.  The obligations of Access under Section 1 shall be subject to the receipt by Access of evidence to its reasonable satisfaction that (a) the Genetic Tests will be performed in a clinical laboratory that has obtained all certifications required (the “Required Certifications”) under the Clinical Laboratory Improvement Act of 1988, as amended

(“CLIA”), (b)

Seller, such laboratory, and the Genetic Tests to be provided by Seller in such laboratory are each in full compliance with all applicable industry standards and applicable laws, regulations, and standards and (c) the distribution of Genetic Tests by Access or its affiliates shall not, in Access’ reasonable determination, subject Access to a material risk with respect to product liability.  Access agrees and acknowledges that, at certain volumes, Seller may subcontract the Genetic Tests to other laboratories (“Reference Labs”), provided that any such Reference Lab meet the Required Certifications under CLIA, and Seller provides such documentation to Access at least thirty (30) days prior to the effectiveness of any subcontract.

3.                                       Payment Terms.  The price for each Genetic Test is ***.  Such price is inclusive of the testing services and analysis contemplated by the Genetic Test, and the Reports to end-users without further charge, but exclusive of value-added, sales or other applicable taxes, transportation costs and substantial modifications to the Reports. Access shall pay for development costs in the event of substantial modifications to the Report, as requested by Access. If substantial modifications to the Reports are required pursuant to applicable law, Seller shall bear the cost thereof. Access shall provide written notice to Seller within ten (10) days of the sale by Quixtar of each Genetic Test Kit to an IBO.  Seller shall invoice Access within 30 days of its delivery of a Report to the end user or other party, pursuant to applicable law.  Payment is due within thirty (30) days of receipt of such invoice.  Overdue payments shall bear interest at the rate of one percent (1%) per month until paid in full.

4.                                       Warranties.  Seller represents and warrants to Access that (a) except for sales of Genetic Tests to Access prior to the receipt by Seller of the Required Certifications as described in Section 1 of this Agreement, prior to the sale of any Genetic Test under this Agreement, it shall have necessary qualifications, expertise, authority, registrations, licenses, and permits to enable it to perform its obligations under and contemplated by this Agreement; (b) the services and reports included in connection with each Genetic Test shall be performed in a professional manner in accordance with industry standards, free from material faults and defects; (c) the Genetic Tests shall conform in all material respects to all  specifications and performance criteria standards or other requirements that are agreed upon by Seller and Access and included to in the packaging of the Genetic Test; (d) except for sales of Genetic Test prior to the receipt by Seller of the Required Certifications as described in Section 1 of this Agreement, the Genetic Tests and the services associated therewith shall comply with all applicable federal, state and local laws and regulations; (e) to the knowledge of Seller, (i) Seller is the owner of all right, title and interest in and to, or otherwise holds a license under, the intellectual property associated with the  Genetic Tests and (ii) its performance of the Genetic Tests contemplated by this Agreement does not infringe the patent rights of any third party; and (f) Seller shall supervise the Reference Labs to the extent necessary to provide quality assurance of the Genetic Tests  at the same level as provided at Seller’s own facility.  Seller has and follows, and will continue to have and follow, adequate quality and security procedures that will assure that the Genetic Tests will comply with the foregoing representations and warranties.  Upon written request, Seller shall give Access certificates of compliance with respect to applicable laws and regulations.  Access’ approval of any specification or other standards shall not relieve Seller of any of its warranties under this Section.  Seller’s warranties extend to future performance of the services and survive inspection, tests, acceptance and payment.  Seller shall extend to all end-users to which it provides Genetic Tests the warranty set forth on Schedule A attached hereto and incorporated herein by reference (the “End-User Warranty”).

5.                                       Term; Termination.   This Agreement shall commence on the Effective Date and shall continue until expiration of the Term.  Either party may terminate this Agreement by written notice to the other party if the other party is in material default in the performance of any of its obligations hereunder  and fails to remedy such default within 30 days after receiving written notice of such default.  In addition, either party may immediately terminate this Agreement by written notice to the other:  (a) if the other party has ceased its business activities or has otherwise begun winding up its business affairs; (b) if bankruptcy, reorganization, arrangement or insolvency proceedings, or other proceedings for relief under any bankruptcy or similar law or laws for the relief of debtors, are instituted by or against the other party and are consented to or are not dismissed within 60 days after such institution; (c) if a custodian, liquidator, receiver or trustee is appointed for the other party or the major part of its property and is not discharged within 60 days after such appointment; (d) if the other party becomes insolvent or bankrupt, is generally not paying its debts as they become due, makes any assignment for the benefit of its creditors or makes any comparable arrangement with its creditors; (e) upon the occurrence of any Force Majeure Event (defined below) that delays performance of the other party of this Agreement for more than 30 days; or (f) if the conditions set forth in Section 2 are not satisfied in the first quarter of 2005.  The termination of this Agreement shall not affect any of the provisions of this Agreement that by their nature are intended to continue after termination, including but not limited to Section 4 (Warranties), this Section, Section 7 (Indemnification), and Section 17 (Confidentiality).

6.                                       Exclusivity.  Seller agrees that Access shall be the exclusive worldwide distributor of the Genetic Tests for use in the Nutrigenomics Field (as defined in the License Agreement).

7.                                       Indemnification.

(a)                                  Indemnification by Seller.  Seller shall defend, indemnify and hold Access (including its affiliates members, managers, directors, officers, employees, agents, IBOs, customers, and end-users) harmless from and against any damages, claims, costs and expenses (including actual attorneys’ fees and recall costs and expenses) arising from or relating to (i) any breach or misrepresentation by Seller under this Agreement and (ii) any claim by an end-user of the Genetic Test.

(b)                                 Indemnification by Access.  Access shall defend, indemnify and hold Seller (including its members, managers, directors, officers, employees, agents, customers, and end-users) harmless from and against any damages, claims, costs and expenses (including actual attorneys’ fees and recall costs and expenses) arising from or relating to (a) any breach or misrepresentation by Access under this Agreement, (b) the manufacture, use or sale by Access, or the use by any end-user, of any Genetic Test Kits.

(c)                                  Procedures.  If any action, suit, proceeding or claim shall be commenced in respect of which a party may demand indemnification, the indemnified party shall notify the indemnifying party to that effect with reasonable promptness.  The indemnifying party shall have the opportunity to defend against such action, suit, proceeding or claim.  The indemnified party shall have the right to employ its own counsel and participate in the defense of any matter at its own expense.  If the indemnifying party fails to defend as required hereunder, the indemnified party may defend itself at the indemnifying party’s expense.  Each party shall render to the other assistance as may be reasonably required in connection with the defense of any such matter.

(d)                                 Product Recall.  If the Genetic Tests Kits constitute a health or safety hazard or risk, or if the Genetic Test Kits or their distribution becomes the subject of heightened governmental regulation, then Access shall have the right to recall such Genetic Test Kits at its sole expense; provided, that, if the reason for the recall is the Genetic Test, then Seller shall pay the reasonable costs of such recall.

8.                                       Insurance.  Seller shall maintain insurance coverage that will fully protect both Seller and Access from any and all claims and liabilities of any kind or nature for property damage, personal injury, death and economic damage, to any person, that arises from the performance of the Genetic Tests or any activities connected with the Genetic Tests, including the following:

Product Liability	U.S.	$ 1,000,000 (per occurrence)
General Liability	U.S.	$ 1,000,000 (per occurrence)
Workers’ Compensation	Statutorily Required Coverage
Excess Liability (Umbrella Form)	U.S.	$ 3,000,000

Seller further agrees to furnish to Access, upon written request on and after the Effective Date, insurance certificates which will confirm its insurance coverage in the amounts referenced above, to arrange for its liability insurance carriers to include Access as an additional insured under its standard vendor’s product liability insurance policy and to arrange for its insurance carriers to include as part of all such certificates the requirement to furnish 30 days advance written notice to Access of any material change in, or cancellation or termination of, such insurance policies.

9.                                       Force Majeure.  Subject to the other provisions of this Agreement, in the event that either party is unable to perform any of its obligations under this Agreement because of natural disaster, actions or decrees of governmental bodies that would require licensure, certifications, or similar qualifications, or events or causes beyond the control of the affected party (a “Force Majeure Event”) all obligations of the affected party under this Agreement shall be immediately suspended, provided that such affected party promptly gives the other party notice of the occurrence of the Force Majeure Event.  The affected party shall use commercially reasonable efforts to eliminate the obstacles preventing its performance and to resume its performance under the Agreement as soon as possible.

10.                                 Assignment; No Third-Party Beneficiaries.  Neither party shall assign, transfer or subcontract this Agreement or any part of this Agreement, directly or indirectly, without the other party’s prior written consent; provided, however, that either party may, without the written consent of the other, assign this Agreement and its rights and delegate its obligations hereunder to its affiliates, or in connection with the transfer or sale of all or substantially all of such party’s assets or business related to this Agreement, or in the event of its merger, consolidation, change in control or similar transaction.  This Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the respective successors and permitted assigns of each of the parties to this Agreement.  Nothing expressed or implied in this Agreement will be construed to give any person or entity other than the parties to this Agreement any legal or equitable right, remedy, claim under or with respect to this Agreement or any provision of this Agreement.

11.                                 Notices.  All notices and other communications under this Agreement shall be in the English language, in writing and shall be deemed to have been duly given when either personally delivered, or sent by facsimile or sent by express delivery service with charges prepaid and receipt requested, or, if those services are not available, when mailed (postage prepaid) by certified mail with return receipt requested, to the parties at their respective addresses set forth below.  Any party may change its address by written notice to the other party.

Interleukin Genetics Inc.
135 Beaver Street – 2nd Floor
Waltham, Massachusetts 02452
Attn: Fenel Eloi

Access Business Group International LLC
7575 Fulton Street East
Ada, Michigan 49355
Attn: Director-Strategic Procurement

12.                                 Entire Agreement; Amendments.  This Agreement contains the entire agreement of the parties (except as it may be supplemented by a purchase order) and replaces all prior agreements and understandings.  This Agreement may be amended, modified, superseded, or canceled and any of the terms or conditions in this Agreement may be waived, only by a written instrument signed by each party to this Agreement or, in the case of a waiver, by or on behalf of the party waiving compliance.  The failure of any party at any time to require performance of any provision in this Agreement shall not affect the right at a later time to enforce that or any other provision.  No waiver by any party of any condition, or of any breach of any term contained in this Agreement, in any one or more instances, shall be deemed to be a further or continuing waiver of that or any other condition or breach.  No course of dealing between the parties or usage of trade shall be effective to amend, supplement, modify, or otherwise alter, in whole or in part, the express terms of this Agreement.

13.                                 Expenses.  Each party shall bear their own expenses associated with the preparation and negotiation of this Agreement.  In the event of any dispute or if it becomes necessary to enforce the provisions of this Agreement, the successful party shall be entitled to recover reasonable expenses, including attorneys and other professional fees, in addition to any other available remedy.

14.                                 Severability.  This Agreement shall be interpreted in all respects as if any invalid or unenforceable provision were omitted from this Agreement.  All provisions of this Agreement shall be enforced to the full extent permitted by law.

15.                                 No Agency.  This Agreement does not in any way create the relationship of principal and agent, employer and employee, partner or joint venturer between Seller and Access or any of its affiliates.  Under no circumstances shall Seller or its employees be considered to be the agents or employees of Access, or vice versa.  Neither Seller nor Access shall (a) act or attempt to act or represent itself directly or by implication, as agent or employee of the other or in any manner, (b) assume or create or attempt to assume or create, any obligation on behalf of or in the name of the other, or (c) make any representations, guarantees, or warranties on behalf of or in the name of the other with respect to any matter.

16.                                 Governing Law; Venue.  This Agreement shall be governed by and shall be construed in accordance with the internal laws of the State of Michigan, without regard to conflicts of law principles.  Each party (a) agrees that any litigation arising out of this Agreement may be brought only in the state or federal courts whose jurisdiction includes Kent County, Michigan, (b) consents to the jurisdiction of such courts, and (c) waives any argument that any such court is an inconvenient forum.

17.                                 Confidentiality.  Any public announcement or similar publicity with respect to this Agreement shall be issued, if at all, at such time and in such manner as Access and Seller shall reasonably agree. Unless agreed to by the parties in advance or if and to the extent required by law or a national securities exchange on which a party’s securities are listed, each party shall keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any person or entity.  Prior to any such mandated disclosure, the disclosing party shall seek confidential treatment of pricing, purchase, and other similar terms contained in this Agreement.

18.                                 Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

IN WITNESS WHEREOF, the parties have entered into this Distribution Agreement as of the date first set forth above.

ACCESS BUSINESS GROUP		INTERLEUKIN GENETICS INC.
INTERNATIONAL LLC

By:	/s/ Jay Ertl	By:	/s/ Fenel M. Eloi
Jay Ertl
Its:	Vice President, Product Supply	Its:	Chief Financial Officer

EXHIBIT B

IL-1 TEST REPORT

NAME:

REPORT DATE:

This is a research test for informational and internal purposes only. It is not intended to diagnose, treat or prevent a specific disease or assess a specific health condition.  It is intended to provide personalized information to individuals who are interested in further knowledge to improve or maintain health and wellness.

RESULTS:

Your IL-1 gene variation test result is:

Pattern  1

Your individual composite genotype is:

IL-1A (+4845)	IL-1B (+3954)	IL-1B (-511)

This pattern has been associated in clinical studies with a higher level of chronic inflammatory response and, in some cases, with an increased risk for cardiovascular disease.  The interpretation of your IL-1 DNA test is based on three large clinical studies which found that individuals with pattern 1 had a 3 to 5 fold increased risk of heart attack or death from cardiovascular disease than individuals who did not have pattern 1.   This level of increased risk is in the range of the risk associated with many of the other, “conventional” cardiovascular risk factors.  By knowing your individual genotype, you can now make diet and lifestyle changes to address this previously unknown risk factor.  We encourage you, with the help of health and nutrition professionals, to use this information to develop your own personalized strategy for minimizing risk to cardiovascular disease.

The prevalence of pattern 1 is approximately 37% in populations of European descent. This frequency may differ in other ethnic groups.

BACKGROUND  INFORMATION:

In recent years, medical researchers have firmly established the existence of several factors that, when present in an individual, place that person at increased likelihood or “risk” of developing cardiovascular disease.  These factors are often referred to by doctors as “conventional cardiovascular risk factors”.   The most prominent among them are high blood pressure, smoking, diabetes, obesity, high cholesterol levels and physical inactivity.

Interleukin Genetics Inc • 135 Beaver Street • Third Floor • Waltham • MA • 01890 • Tel: 781-398-0700 • Fax: 781-398-0720

Despite all the progress made through the study of conventional cardiovascular risk factors, it has long been clear that their presence does not account for all of the causes of cardiovascular disease.  Recent scientific discoveries indicate that some of the previously unexplained causes of cardiovascular disease may be due to specific variations in DNA that each of us have inherited through our families.   Just as is the case for the conventional cardiovascular risk factors, the mere presence of one or more of these DNA variations does not mean that an individual will definitely develop cardiovascular disease. However, being aware that these factors are present can be helpful in taking steps to reduce risk.

Thus, we have analyzed your DNA to identify this additional risk factor. Specifically, we have identified individual variations in the Interleukin gene that influences the level of inflammation in your body.

Signature of Chief Medical Officer:

TERMS AND CONDITIONS OF PURCHASE

The order on the reverse side is subject to the following:

1.               The term “Supplier” shall mean the person or entity to whom or which this Purchase Order is directed irrespective of whether the Supplier acts in the capacity of seller, buying agent acting on behalf of Buyer, selling agent acting on behalf of a seller, or any other capacity.

2.               No conditions, terms or provisions inserted by Supplier in acknowledging and accepting this Order shall be effective unless the same are accepted in writing by Buyer.  The failure of Supplier to acknowledge this Purchase Order in writing within ten (10) days of the date of receipt thereof, or the commencement of performance required by this offer, shall be conclusive evidence of Supplier’s approval of and consent to all terms and conditions of purchase herein contained.

3.               Terms: As stated on reserve side, but invoice not payable until shipment inspected and accepted by Buyer.  In the event Buyer makes payment of invoice within the period allowed for the purpose of obtaining cash discount offered, such payment shall not prejudice the right of Buyer to return articles found defective or which fail inspection and receive credit or reimbursement from Supplier:

Individual invoices showing order number and purchase item number must be issued against this Order.

Buyer reserves right to return all invoices submitted incorrectly, and Purchase Order terms shall be determined as of date latest correct invoice received.

Shipping container must be labeled or marked to identify contents without opening, and contain packaging slip’s listing contents.

Buyer’s Purchase Order number must appear on all packing slips, delivery tickets and bills of lading, issued in connection with such order and must be marked “partial” or “complete” for each delivered item.

4.               Prices: Invoices showing higher costs than printed on the Order will be subject to a charge-back for difference.  Price changes must be approved by the Buyer in writing.  Buyer is to receive the benefits of any price decreases up to the specified date of shipment.

5.               Advance Manufacture and Shipments: Supplier shall not manufacture in advance of Supplier’s normal flow time or deliver any material in advance of the schedule set forth in this order without Buyer’s written permission.

6.               Inspection & Audit: All articles furnished under this Purchase Order are subject to inspection and acceptance within 30 days of delivery at Buyer’s plant, not withstanding any payments or other prior inspection.  Lots of articles furnished under this Purchase Order which exceed a 1% defect level or the percentage stated on the applicable Defect Check List, may be 100% inspected by Buyer at Supplier’s expense.  At Buyer’s option, defective articles may be returned at Supplier’s expense (including packaging and shipping) for sorting, correction, replacement or credit as Buyer elects.

Supplier agrees that its plant, or such parts thereof as may be engaged in the performance of this order shall be subject to inspection by Buyer and its authorized representative during normal business hours.

7.               General Warranty and Indemnification: Supplier expressly warrants that all articles to be delivered under this Purchase Order will be free from defects of material and workmanship and will conform to applicable drawings, specifications, samples or other written descriptions given under this order, whether or not attached hereto, and, to the extent the subject articles are not manufactured pursuant to design originated by Buyer, that same are free of any defect in design.  This warranty shall run to Buyer and its successors for the article furnished under this order.  In connection with such articles, Supplier shall defend any product liability claim or suit against Buyer or its customers and shall indemnify and save harmless Buyer and its customers from and against any and all damages, expenses and judgments which Buyer or its customers may suffer, incur or sustain as a result thereof.

8.               Subcontracts: Except for articles proprietary to Supplier, no subcontracts hereunder shall be made by Supplier herein with any other party for furnishing any of the completed or substantially completed articles, spare parts or work herein contracted for, without the prior written consent of Buyer.

9.               Patent Protection: To the extent the subject articles are not manufactured pursuant to design originated by Buyer, Supplier agrees to indemnify Buyer and its customers for all loss and expense arising from claims (by suit or otherwise) of patent and/or trademark infringements resulting from Buyer’s or its customer’s use or sale of products supplied by Supplier under this order.

10.         Engineering Information: Supplier agrees that all drawings, specifications, samples and/or written disclosures forming a part of this order, either by reference or otherwise, are the property of Buyer and are submitted in confidence with the understanding and agreement by Supplier that such drawings, specifications, samples, and/or written disclosures so marked shall not be utilized, in whole or in part, by Supplier, either for itself or by it on behalf of any other person, firm or corporation, without written permission of Buyer.

11.         All commissions to create or contribute a specific work described on the front side of this Purchase Order (the “Work”) are hereby accepted by Supplier for value received.  All material delivered to Buyer or contributed to the Work shall be reproduced and distributed by Buyer.  Supplier and Buyer hereby agree that the Work is a “work made for hire” as that term is defined in the Copyright Law of the United States of America and that Buyer is entitled to claim authorship as defined in the Copyright Law and ownership of the copyright.  To the extent not otherwise assigned by operation of law, supplier hereby assigns or agrees to assign to Buyer its entire right, title and interest in the Work, including all copyrights.

12.         Packaging: All items shall be packed by Supplier in suitable containers for protection to permit safe transportation and handling.  No charge shall be made by Supplier for packaging unless provided for on reverse side.

13.         Toxics in Packaging Reduction Laws: Vendor guarantees that packaging and packaging components manufactured and/or supplied to Buyer, and delivered to Buyer on or after January 1, 1992, do not contain lead, cadmium, mercury, or hexavalent chromium that has been intentionally introduced during manufacturing or distribution of said package or packaging components.  Should incidental levels of lead, cadmium, mercury, or hexavalent chromium be present, these levels conform with allowable limits prescribed by all applicable federal, state, and local laws, statutes, rules, regulations, and ordinances.

14.         Assignment: Supplier may not assign this order without prior written consent of Buyer.  Claims for monies due or to become due under this order may be assigned by Supplier provided Supplier shall supply Buyer promptly with two copies of any such assignment.  Payment to an assignee of any such claim shall be subject to setoff or recoupment for any present or future claim or claims which Buyer may have against Supplier.  Buyer reserves the right to make direct settlements and/or adjustments in price with Supplier under the terms of this order, notwithstanding any assignment of claims for monies due or to become due hereunder and without notice to the assignee.

15.         Changes: Buyer may, at any time and from time to time, by Purchase Order Amendment issued to Supplier:  (a) make changes in shipping and packing instructions; (b) increase or decrease the quantity of products ordered; (c) change the drawings or specifications; (d) issue a suspension of work order; (e) make changes in the delivery schedule.  If such changes cause an increase or decrease in the amount of work hereunder or in the cost of performance, or in the time required for performance, an equitable adjustment shall be made in the contract price and/or the delivery schedule and the Purchase Order shall be amended in writing accordingly.  Any claims for adjustment under this clause must be asserted within sixty (60) days from the date of the Purchase Order Amendment.  Failure of Supplier to make written notice thereof shall, upon expiration of the sixtieth (60) day, be construed as a waiver for any such adjustment.  All articles covered hereunder shall be manufactured in accordance with this purchase order unless a change thereto is subsequently authorized by a written Purchase Order Amendment issued by Buyer.

16.         Termination: Buyer may terminate work under this Purchase Order in whole or in part at any time by notice to Supplier in writing.  Supplier will thereupon immediately stop work on this Purchase Order or the terminated portion thereof and notify its subcontractors to do likewise.  Except where such termination is caused by a default or delay of Supplier, Supplier shall be entitled to reimbursement for its actual costs incurred up to and including the date of termination, applicable to the termination and in accordance with the recognized accounting practices.  Supplier shall also be entitled to a reasonable profit on the work done prior to such termination at a rate not exceeding the rate used in establishing the original purchase price.  The total of such claim shall not exceed the cancelled commitment value of this purchase order.  Termination claim shall be subject to Inspection and Audit provisions of clause 6 above.

17.         Termination for Default: Buyer may terminate this Purchase Order, or any part thereof, by written or telegraphic notice of default to Supplier signed by Buyer under any of the following circumstances:

A.           If Supplier refuses or fails to make deliveries or perform the services within the time specified or extensions thereof agreed to in writing by Buyer.

B.             If Supplier fails to comply with any of the other provisions of this Purchase Order, or so fails to make progress as to endanger performance of this Purchase Order in accordance with its terms, and does not cure any such failure within a period of ten (10) days (or such longer period as Buyer may authorize by written notice signed by Buyer) after receipt of notice from Buyer specifying such failure.

C.             If Supplier becomes insolvent or is subject to proceedings under any law relating to bankruptcy, insolvency, or the relief of debtors.

In the event of such termination, Buyer shall be free to purchase similar supplies elsewhere or secure the manufacture and delivery of such supplies by contract or otherwise, and Supplier shall be liable to Buyer for any excess cost to Buyer, provided, however, Supplier shall not be liable to Buyer for such excess cost when the default of Supplier is due to causes beyond its control, i.e., Acts of God, strikes, National Emergency, etc., provided further, Supplier shall not be excused from liability unless Supplier has notified Buyer in writing of the existence of such cause within ten (10) days from the beginning thereof.

18.         Law Governing: This Purchase Order shall be governed by the laws of the State of Michigan and the parties agree and consent to the jurisdiction of the courts located in Grand Rapids, Michigan to resolve any dispute arising out of this transaction.

19.         Any waiver of strict compliance with the terms hereof by Buyer shall not constitute a waiver of Buyer’s right to insist upon strict compliance with the terms of this order hereafter.

20.         Taxes: Buyer shall not be liable for any federal, state or local taxes unless separately stated on the Purchase Order.

21.         Acceptance of this order constitutes certification by Supplier that any advertising allowances and other merchandising payments and services given in connection herewith are being made available on proportionally equal terms to all other customers competing in the distribution of the ordered products or commodities.

22.         Safety Requirements: All machinery and equipment must meet the safety standards of the Federal Occupational Safety and Health Act of 1970 (Public Law No. 91-596) and the applicable state safety statutes.

23.         Supplier shall be required to furnish a certificate that the articles listed on this purchase order were produced in compliance with all applicable requirements of Section 6, 7 and 12 of the Fair Labor Standards Act of 1938 as amended, and of the regulations and orders of the Administrator of the Wage and Hour Division issued under Section 14 thereof.

In the event that any articles listed on this Purchase Order are in a misbranded package within the meaning of the Federal Hazardous Substances Act, the Federal Food, Drug and Cosmetic Act, the Federal Insecticide, Fungicide and Rodenticide Act, or the Federal Fair Packaging and Labeling Act, the Poison Prevention Packaging Act of 1970, or any other federal, state or municipal law, ordinance or regulation, the Supplier agrees to pay all costs of relabeling and such other costs as are necessary so that the article will fully comply with the applicable federal, state or municipal laws or regulations.  Supplier agrees to furnish buyer an analysis of the contents and/or characteristic of the product sold pursuant to this Purchase Order.

24.         Supplier hereby agrees that the products which are the subject of this agreement, which bear labels approved by Buyer, and which are identified by one or more of Buyer’s trade name and trademarks shall be sold only to Buyer and shall not be sold to any other person, firm, or corporation, including any distributor of Buyer’s products.  All packages or containers in which product sold hereunder is packaged must be marked clearly with the Buyer part number shown on the first page of this order.

25.         Supplier shall not, under any circumstances, divulge or release Buyer’s name as being a customer of Supplier to any person, association, corporation, or governmental agency without prior written authority from Buyer.

26.         In the event any ingredient and/or materials used by Supplier in the manufacture or fabrication of Buyer’s products are declared by any governmental agency to be unsafe or unfit for the use contemplated, Supplier shall notify Buyer, and Supplier shall immediately cease and desist from the further use of such ingredients or materials, and Buyer shall be released from any further obligations hereunder.  Supplier shall furnish to Buyer copies of all documents issued by such governmental agency imposing any requirement or restriction upon Supplier together with responses by Supplier showing compliance or non-compliance.  Supplier shall resume production of products for Buyer only after written notice to Buyer that substitute materials of like quality have been approved by such governmental agency and Buyer has approved in writing the resumption of production by Supplier.

27.         Insurance: If Supplier performs labor or services within the plant or on premises of Buyer, Workers Compensation plus Liability Insurance Certificate must be submitted to and approved by Buyer before such labor or service begins.

28.         CUSTOMS, EXPORT/IMPORT REQUIREMENTS:

(1)          Supplier shall supply, upon request and without delay, all information and documentation deemed necessary by Buyer and/or Customs authorities to comply with Customs, Export and Import requirements of the country(s) of export and country(s) of importation of the goods.

(2)          Supplier shall be solely responsible for complying with U.S. Country(s) of Origin Marking requirements, established by U.S. law and U.S. Customs Service rulings, for goods to be imported into the United States.

(3)          Supplier shall be solely responsible for compliance of products with technical compliance and origin marking requirements of the applicable country(s) of importation.

(4)          Supplier hereby transfers to Buyer all transferable customs duty and import tax drawback or refund rights, if any, relating to the goods (including rights developed by substitution and rights which may be acquired from Supplier’s suppliers).  Supplier shall inform Buyer of the existence of any such drawback or refund rights and, upon Buyer’s request, shall supply Buyer with such documents and information as may be required to obtain such drawbacks or refunds.

Riders

Rider 1 (to be attached as a schedule)

Schedule A

End-User Warranty

Seller shall warrant to each end-user of the Genetic Test that the Genetic Test shall be performed by Seller in accordance with applicable CLIA requirements by individuals who are appropriately experienced and qualified to perform such test.

Rider 2 (to be included after the Warranty Section

5.                                  Warranty Disclaimer.  EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY WARRANTY WITH RESPECT TO ANY TECHNOLOGY, GOODS, SERVICES, RIGHTS OR OTHER SUBJECT MATTER OF THIS AGREEMENT AND HEREBY DISCLAIMS WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT WITH RESPECT TO ANY AND ALL OF THE FOREGOING.

6.                                  Limited Liability.   NOTWITHSTANDING ANYTHING ELSE IN THIS AGREEMENT OR OTHERWISE, NEITHER THE SELLER NOR ACCESS WILL BE LIABLE WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES OR LOST PROFITS OR COST OF PROCUREMENT OF SUBSTITUTE GOODS OR TECHNOLOGY.